Exhibit 99.1

Evofem Announces Exclusive Agreement for the Distribution and Commercialization of SOLOSEC in Sub-Saharan Africa

— SOLOSEC® (secnidazole) 2g Oral Granules is an FDA-Approved Single-Dose Oral Treatment for Bacterial Vaginosis and Trichomoniasis —

SAN DIEGO, CA, April 27, 2026 — Women’s health innovator Evofem Biosciences, Inc. (OTCID: EVFM) (Evofem or the Company) today announced that it has entered into an exclusive Distribution Agreement with Clovis Davis Pharmaceuticals, LLC, a distributor of pharmaceutical and related products (Clovis Davis), to commercialize SOLOSEC® (secnidazole) 2g oral granules in sub-Saharan Africa (the Territory).

SOLOSEC is approved by the U.S. Food and Drug Administration (FDA) for the treatment of bacterial vaginosis (BV) in females 12 years of age and older and to treat Trichomoniasis (Trich), a common sexually transmitted infection (STI), in people 12 years of age and older.

“Women everywhere deserve access to effective drugs that treat common sexual health conditions with simple, patient-friendly dosing regimens. We are delighted that Clovis Davis will distribute SOLOSEC—Evofem’s single-dose oral treatment for BV and Trich—in Africa, greatly increasing its global reach,” said Saundra Pelletier, Chief Executive Officer of Evofem.

“We believe SOLOSEC will be well received among healthcare providers and patients in our target markets because it delivers a complete treatment for BV and Trich with just one oral dose, enabling patients to quickly resume their normal, daily lives,” said Jeff Reichman, Chief Operating Officer of Clovis Davis. “In parallel with SOLOSEC distribution, Clovis Davis is developing comprehensive women’s health initiatives in Ethiopia and Uganda beginning with the OSOM® BVBlue® test, an FDA-cleared and CLIA-waived innovative point-of-care diagnostic test that enables rapid, accurate detection of bacterial vaginosis in clinical settings. This aligns with our commitment to not only treat, but also to improve early detection and diagnosis of BV in underserved markets where access to laboratory infrastructure may be limited.”

BV is estimated to affect 25% of women in sub-Saharan Africa1. In Ethiopia alone, of the 43.8 million women aged 12 years and older2, 10.9 million women may be eligible for treatment with SOLOSEC.

Trichomoniasis is caused by the parasite Trichomonas vaginalis; successful resolution of this common STI requires testing and a complete course of antibiotic treatment of all infected partners. Per the World Health Organization (WHO), there were an estimated 156 million new cases of Trichomoniasis among people aged 15–49 years old in 2020 (73.7 million in females and 82.6 million in males). Approximately one third of new infections in this age group occur in the WHO African Region.3

Clovis Davis will lead the distribution, promotion, marketing, and sales of SOLOSEC within the Territory. Local regulatory filings for approval of SOLOSEC will be based on Evofem’s registration dossier submitted and approved by the U.S. FDA.

About Evofem Biosciences

Evofem Biosciences, Inc. is commercializing two FDA-approved sexual and reproductive health products:

●	PHEXX® (lactic acid, citric acid, and potassium bitartrate)– the first and only hormone-free, on-demand prescription contraceptive vaginal gel. Visit phexx.com to learn more and for important safety information.

●	SOLOSEC® (secnidazole) 2 g oral granules– an FDA-approved oral antibiotic for the treatment of two sexual health diseases: bacterial vaginosis (BV), a common vaginal infection, in females 12 years of age and older, and trichomoniasis, a common sexually transmitted infection (STI), in people 12 years of age and older. SOLOSEC provides a complete course of therapy in just one dose. Visit solosec.com to learn more and for important safety information.

PHEXX® and SOLOSEC® are registered trademarks of Evofem Biosciences, Inc.

About Clovis Davis Pharmaceuticals

Clovis Davis Pharmaceuticals, LLC, is dedicated to delivering sustainable global solutions in the production and distribution of pharmaceuticals, radioisotopes, and diagnostic tests, addressing the dynamic challenges of today’s healthcare landscape. Its services are at the forefront of innovation in human and veterinary medicine, offering high-quality, cost-effective, and pioneering tests, treatments, and therapies to meet the diverse needs of healthcare providers and their patients worldwide.

Sources

1.	Peebles K, Velloza J, Balkus JE, McClelland RS, Barnabas RV. High Global Burden and Costs of Bacterial Vaginosis: A Systematic Review and Meta-Analysis. Sex Transm Dis. 2019 May;46(5):304-311. doi: 10.1097/OLQ.0000000000000972. PMID: 30624309.

2.	United Nations Department of Economic and Social Affairs: Population Division. World Population Prospects 2024. File POP/01-3: Female population by single age, region, subregion and country, annually for 1950-2100 (thousands): Estimates, 1950 – 2023. Accessed 09 April 2026 via https://population.un.org/wpp/downloads?folder=Standard%20Projections&group=Po pulation.

3.	World Health Organization. Trichomoniasis Fact Sheet. 2025 November 21. Accessed 09 April 2026 via https://www.who.int/news-room/fact-sheets/detail/trichomoniasis.

Forward-Looking Statements

This press release includes “forward-looking statements,” within the meaning of the safe harbor for forward-looking statements provided by Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Words such as, but not limited to, “continue,” “could,” “design,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “suggest,” “strategy,” “target,” “will,” “would,” and similar expressions or phrases, or the negative of those expressions or phrases, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements include but are not limited to those regarding the anticipated reception of SOLOSEC in the Territory by healthcare providers and patients; the timing and anticipated outcomes of the reviews of the SOLOSEC MA submissions, once filed, by regulatory authorities in the Territory; and the estimated prevalence of BV and Trich and estimated addressable patient population in the Territory. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Important factors that could cause actual results to differ materially from those discussed or implied in the forward-looking statements are disclosed in the Company’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on March 11, 2026 and any subsequent Form 10-Q filings. All forward-looking statements are expressly qualified in their entirety by such factors. The Company does not undertake any duty to update any forward-looking statement except as required by law.

Contact

For Evofem Biosciences, Inc.

Amy Raskopf, Chief Business Development Officer

araskopf@evofem.com

(917) 673-5775

For Clovis Davis Pharmaceuticals, LLC.

Jeff Reichman, Chief Operating Officer

jreichman@KKMHealthcare.com

(513) 697-8557